EXHIBIT 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Mel Scott	Karen Bunton
713-570-4553	408-792-1121
scottm@calpine.com	karenb@calpine.com

Calpine Reaches Agreement with the California Department of

Water Resources to Assume Power Sales Agreement

(SAN JOSE, Calif. and HOUSTON, Texas) / Aug. 24, 2007 – Calpine Corporation [OTC Pink Sheets: CPNLQ] today filed a motion with the U.S. Bankruptcy Court for the Southern District of New York seeking authority to assume Calpine’s power sales agreement with the California Department of Water Resources. Today’s filing will resolve power contract-related issues between Calpine, the California Department of Water Resources, California Attorney General Jerry Brown and the California Electricity Oversight Board. The filing also helps expedite Calpine’s plans to emerge from Chapter 11 as a profitable, more competitive power company.

Calpine Chief Executive Officer Robert P. May stated, “Since entering into our power sales agreement with the Department of Water Resources in 2001, Calpine has continued to meet all of our performance obligations under this contract. We are especially proud to have upheld our commitment to the state throughout Calpine’s Chapter 11 restructuring and are pleased to be in a position to formally assume this important power contract for Calpine and the state of California.

“Today’s filing also will allow Calpine to remove a potential impediment to our timely emergence from Chapter 11,” continued Mr. May. “We look forward to building on our long-standing relationship with the Department of Water Resources and our other power customers to help assure that California can continue to rely upon Calpine for delivering clean, reliable and cost-effective electricity.”

Under the terms of the power sales agreement with the California Department of Water Resources, Calpine provides 1,000 megawatts of fixed-price electricity through Dec. 31, 2009. The company anticipates the U.S. Bankruptcy Court will review its filing at the company’s Sept. 11, 2007, hearing.

Calpine in California

Calpine has a long-standing record of achievement in California. Since 2001, the company has invested more than $5 billion in California’s power generation capacity, and is the state’s largest renewable power provider. During the energy crisis, Calpine was the first power company to enter into long-term contracts with the state and was the first to voluntarily renegotiate more favorable terms for the state.

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Calpine Reaches Agreement with California’s Department of

Water Resources to Assume Power Sales Agreement

Aug. 24, 2007

Calpine also was the first company to license and construct a major California power plant in more than a decade and is responsible for the first baseload generation built in the San Francisco Bay Area in more than 30 years. Since July 2001, Calpine has developed more than 4,000 megawatts of clean, reliable electricity in California – an accomplishment unmatched by any other company in the energy industry. In addition, Calpine continues to make substantial infrastructure investments in California, including the 600-megawatt Russell City Energy Center to be built in the San Francisco Bay Area and the 593-megawatt Otay Mesa Energy Center under construction in San Diego.

About Calpine

Calpine Corporation is helping meet the needs of an economy that demands more and cleaner sources of electricity. Founded in 1984, Calpine is a major U.S. power company, capable of delivering more than 24,500 megawatts of clean, cost-effective, reliable and fuel-efficient electricity to customers and communities in 18 states in the U.S. The company owns, leases and operates low-carbon, natural gas-fired and renewable geothermal power plants. Using advanced technologies, Calpine generates electricity in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit www.calpine.com for more information.

This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation and its subsidiaries ("the Company") and its management and uses words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning the Company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risks and uncertainties associated with the Company’s Chapter 11 cases and Companies’ Creditors Arrangement Act proceedings, including impact on operations; (ii) the Company’s ability to attract, retain and motivate key employees and successfully implement new strategies; (iii) the Company’s ability to successfully reorganize and emerge from Chapter 11; (iv) the Company’s ability to attract and retain customers and counterparties; (v) the Company’s ability to implement its business plan; (vi) financial results that may be volatile and may not reflect historical trends; (vii) the Company’s ability to manage liquidity needs and comply with financing obligations; (viii) the direct or indirect effects on the Company’s business of its impaired credit including increased cash collateral requirements; (ix) the expiration or termination of the Company’s power purchase agreements and the related results on revenues; (x) potential volatility in earnings and requirements for cash collateral associated with the use of commodity contracts; (xi) price and supply of natural gas; (xii) risks associated with power project development, acquisition and construction activities; (xiii) risks associated with the operation of power plants, including unscheduled outages of operating plants; (xiv) factors that impact the output of the Company’s geothermal resources and generation facilities, including unusual or unexpected steam field well and pipeline maintenance and variables associated with the waste water injection projects that supply added water to the steam reservoir; (xv) quarterly and seasonal fluctuations of the Company’s results; (xvi) competition; (xvii) risks associated with marketing and selling power from plants in the evolving energy markets; (xviii) present and possible future claims, litigation and enforcement actions; (xix) effects of the application of laws or regulations, including changes in laws or regulations or the interpretation thereof; and (xx) other risks identified the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which can also be found on the Company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.

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